Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 26, 2010—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2009.

Net income for the three months ended December 31, 2009 decreased to $1.703 million, or $0.35 per share-basic and diluted, from $2.055 million, or $0.42 per share-basic and diluted for the same quarter in 2008. Net interest income for the fourth quarter of 2009, after the provision for loan losses for the quarter, was $6.838 million, approximately 2.2% higher than the same period in 2008, due to a decrease in the amount of interest expense partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended December 31, 2009 was $749 thousand compared to $195 thousand for the same period in 2008. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. The net interest margin decreased to 4.22% in the fourth quarter of 2009 from 4.31% in the same period in 2008 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the fourth quarter of 2009 by approximately $984 thousand, or 63.4%, while non-interest expenses increased $1.938 million, or 34.9%, compared to the same period in 2008. The increase in non-interest income was due primarily to an $855 thousand gain on the sale of surplus bank property left from the relocation of a branch. Non-interest expense increased mainly due to a $207 thousand increase in FDIC premiums paid in 2009, an increase in salaries and benefits in the amount of $532 thousand and write-downs on other real estate of $1.017 million.

Net income for the twelve months ended December 31, 2009 decreased 13.7% to $7.139 million, or $1.47 per share-basic and $1.45 per share-diluted, from $8.274 million, $1.70 per share-basic and $1.69 per share-diluted, for the twelve months ended December 31, 2008. Net interest income for the twelve months ended December 31, 2009, after the provision for loan losses, increased 8.1% to $26.540 million from $24.559 million for the same period in 2008. Net interest margin decreased to 4.20% in 2009 from 4.41% in 2008. The provision for loan losses for the twelve months ended December 31, 2009 was $3.013 million compared to $1.224 million in 2008. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $194 thousand, or 2.5%, and non-interest expense increased by $3.968 million, or 18.2%, for the twelve months ended December 31, 2009 when compared to December 31, 2008. The increase in non-interest income was primarily the result of an $855 thousand gain on the sale of surplus branch property offset by one-time items in 2008 including termination of a sweep program that resulted in $442 thousand in non-interest income in 2008 and insurance proceeds in 2008 on the life of a bank officer of $770 thousand. Non-interest expense increased mainly due to a $901 thousand increase in FDIC assessments paid in 2009, an increase in salaries and benefits of $1.204 million and write-downs on other real estate of $1.017 million. Salaries and benefits rose mainly due to the addition of personnel in the loan administration department, staffing for the loan production office in Biloxi and normal raises.

Total assets as of December 31, 2009 increased by $73.957 million, or 9.7%, when compared to December 31, 2008. Deposits increased by $23.876 million, or 4.4%, over the same period in 2008. Loans, net of unearned income, during this period increased by $18.516 million, or 4.3%, due to increasing loan demand brought about partially by the entrance into new markets from the opening of four new branches since the fourth quarter of 2007 and the addition of the Biloxi Loan Production Office in 2009. Non-performing assets increased by $8.631 million to $14.314 million at December 31, 2009 compared to December 31, 2008 because of an increase in non-accrual loans and loans 90 days or more past due and still accruing interest offset by a small decrease in other real estate.

During 2009, the Company paid dividends totaling $0.81 per share. This represents an increase of 5.2% over the dividends paid in 2008.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central and South Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008

Interest income and fees	$10,160	$10,205	$40,889	$39,558
Interest expense	2,573	3,317	11,336	13,775

Net interest income	7,587	6,888	29,553	25,783

Provision for loan losses	749	195	3,013	1,224

Net interest income after provision for loan losses	6,838	6,693	26,540	24,559

Non-interest income	2,535	1,551	8,057	7,863
Non-interest expense	7,496	5,558	25,827	21,859

Net income before taxes	1,877	2,686	8,770	10,563
Income taxes	174	631	1,631	2,289

Net income	$1,703	$2,055	$7,139	$8,274

Earnings per share - basic	$0.35	$0.42	$1.47	$1.70

Earnings per share - diluted	$0.35	$0.42	$1.45	$1.69

Average shares outstanding-basic	4,854,596	4,853,196	4,854,919	4,860,095

Average shares outstanding-diluted	4,890,838	4,888,274	4,913,627	4,895,511

			As of December 31, 2009	As of December 31, 2008

Balance Sheet Data:
Total assets			$840,004	$766,047
Total earning assets			764,780	682,747
Loans, net of unearned income			447,221	428,705
Allowance for loan losses			5,526	4,480
Total deposits			569,803	545,927
Long-term borrowings			74,947	80,211
Shareholders’ equity			74,597	71,400
Book value per share			$15.42	$14.72
Dividends paid per share			$0.81	$0.77

Average Balance Sheet Data:
Total assets	$806,213	$702,190
Total earning assets	732,968	634,012
Loans, net of unearned income	441,841	398,184
Total deposits	559,036	495,428
Long-term borrowings	79,774	82,382
Shareholders’ equity	74,330	70,112

Non-performing assets:
Non-accrual loans	9,794	1,397
Loans 90+ days past due	1,291	911
Other real estate owned	3,229	3,375

Net charge-offs as a percentage of average net loans	0.45%	0.18%

Performance Ratios:
Return on average assets	0.88%	1.18%
Return on average equity	9.58%	11.80%

Net interest margin (tax equivalent)	4.20%	4.41%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com